EXHIBIT 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2015 THIRD QUARTER

AND NINE MONTH FINANCIAL RESULTS

Conference Call Scheduled For November 13, 2015 at 10:00 a.m. ET

Tampa, FL – November 12, 2015 – 1347 Property Insurance Holdings, Inc. (NASDAQ:PIH) ( the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its third quarter and nine months ended September 30, 2015.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “During the period, we continued to drive premium growth in Louisiana. We currently write in 63 of the 64 parishes in the state, and achieved strong market share expansion in nearly every region and continue to be one of the fastest growing property insurance companies in the state. We believe this is largely due to our relationships with a loyal network of independent agents throughout the state, who understand our dedication to the region along with our expertise in property underwriting in niche, coastal markets. We also have begun to write business in Texas, largely due to our alliance with Brotherhood Mutual Insurance Company, where we have assumed wind/hail only exposures on certain churches and related structures throughout the state, as well as the fact that we have begun writing policies in Texas on a direct basis in September 2015. We believe that we will see considerably higher premiums written under this program in the fourth quarter when compared to our third quarter, and are well positioned for strong growth in 2016.”

Mr. Raucy continued, “Our third quarter was affected by higher-than-anticipated losses related to wind and hail events occurring in the second quarter 2015, but reported to the Company in the third quarter 2015. We believe that by continuing to expand both within the parishes throughout Louisiana and outside the state, coupled with greater scale in our operations, the Company will begin to improve its combined ratio in each quarterly period. We expect to utilize our available capital to seek potential opportunities to enter complementary coastal states that will help us leverage our reinsurance program and diversify our risk exposure. We believe we are in a strong position to do so without the need of external financing, and expect considerable, stable growth in 2016.”

Third Quarter 2015 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	Gross premiums written increased 39.1% to $11.8 million from $8.5 million, largely as a result of organic growth from the Company’s independent agency network driving an increase in its in-force policy count
•	Net premiums earned increased 44.6% to $6.4 million from $4.4 million
•	Net combined ratio (excluding the impact of the termination of the management services agreement (MSA)) was 103.5%; compared with 78.7% in the prior year quarter, primarily due to seasonal losses relating to claims stemming from wind and hail events which occurred during the second quarter of 2015 as well as fire losses incurred in the quarter
•	Operating income was $0.1 million

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•	Net loss attributable to common shareholders, which includes charges stemming from the termination of the MSA, was approximately $0.1 million, or $(0.02) per diluted share, compared to net income of $0.6 million, or $0.10 per diluted share
•	Book value per share of $7.67 at September 30, 2015

2015 Year-to-Date Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year period)

•	Gross premiums written were $32.0 million, a 38.9% increase from $23.0 million
•	In-force policy count at September 30, 2015 increased to 25,100 from 21,400 at December 31, 2014
•	Net premiums earned increased 40.6% to $18.7 million from $13.3 million
•	As previously announced, the MSA was terminated in the first quarter of 2015, resulting in a one-time charge of $5.4 million
•	The Company’s net combined ratio (excluding the impact of the termination of the MSA) was 91.9% for the nine months ended September 30, 2015, compared with 68.7%
•	Operating income was $2.4 million prior to the impact of the MSA
•	Net loss attributable to common shareholders, including charges stemming from the termination of the MSA, was approximately $2.3 million, or $(0.36) per diluted share compared to net income attributable to common shareholders of $2.5 million, or $0.63 per diluted share
•	Excluding the impact of the loss on termination of the MSA, net of tax, the net income attributable to common shareholders for the nine months ended September 30, 2015 was $1.7 million, or $0.27 per diluted share
•	The Company has re-purchased 157,778 common shares under the previously announced buyback program from June 15, 2015 through September 30, 2015 at an average price paid per share of $7.83.

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Operating Review

	(Unaudited)			(Unaudited)
($ in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	Change	2015	2014	Change
Gross premiums written	$11,804	$8,485	39.1%	$32,002	$23,043	38.9%
Ceded premiums written	$3,564	$2,543	40.1%	$9,854	$5,345	84.4%
Gross premiums earned	$9,800	$6,975	40.5%	$27,504	$18,144	51.6%
Ceded premiums earned	$3,399	$2,548	33.4%	$8,834	$4,863	81.7%
Net premiums earned	$6,401	$4,427	44.6%	$18,670	$13,281	40.6%

Total revenues	$6,689	$4,536	47.5%	$19,574	$13,538	44.6%

Net losses and loss adjustment expenses	$3,325	$944	252.2%	$6,971	$2,503	178.5%
Amortization of deferred policy acquisition costs	$1,676	$1,111	50.9%	$4,773	$3,054	56.3%
General and administrative expenses	$1,624	$1,429	13.6%	$5,414	$3,568	51.7%

Operating Income(1)	$64	$1,052	(93.9%)	$2,416	$4,413	(45.3%)
Loss and amortization charges related to MSA termination	($85)	—	n/a	($5,615)	—	n/a
Income (loss) before tax expense (benefit)	($21)	$1,052	n/a	($3,199)	$4,413	n/a
Net income (loss) attributable to common shareholders	($103)	$632	n/a	($2,252)	$2,451	n/a
Weighted average diluted shares outstanding	6,261	6,433		6,325	3,888

Ratios to Gross Premiums Earned:(1)
Ceded premium ratio	34.7%	36.5%	(1.8) pts	32.1%	26.8%	5.3 pts
Loss ratio	33.9%	13.6%	20.3 pts	25.4%	13.8%	11.6 pts
DPAC ratio	17.1%	15.9%	1.2 pts	17.3%	16.8%	0.5 pts
G&A ratio	16.6%	20.5%	(3.9) pts	19.7%	19.7%	0.0 pts
Expense ratio	33.7%	36.4%	(2.7) pts	37.0%	36.5%	0.5 pts
Combined ratio	102.3%	86.5%	15.8 pts	94.5%	77.1%	17.4 pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	51.9%	21.3%	30.6 pts	37.3%	18.8%	18.5 pts
Net expense ratio	51.6%	57.4%	(5.8) pts	54.6%	49.9%	4.7 pts
Net combined ratio	103.5%	78.7%	24.8 pts	91.9%	68.7%	23.2 pts

(1) See “Definitions of Non-U.S. GAAP Financial Measures” Section

Quarterly Financial Review

Premiums

Gross premiums written increased 39.1% to $11.8 million for the quarter ended September 30, 2015 compared with $8.5 million for the quarter ended September 30, 2014. Gross premiums earned increased 40.5% to $9.8 million for the quarter ended September 30, 2015 compared with $7.0 million for the quarter ended September 30, 2014. The increase for the three month period was largely due to a higher number of policies-in-force from the Company’s homeowners and manufactured home products placed by the Company’s independent agent network. As of September 30, 2015, approximately 72% of the Company’s 25,100 policies in force were from voluntary policies obtained from this network, with the remainder obtained from take-out policies from the Louisiana Citizens Property Insurance Company (“Citizens”).

Net premiums earned increased 44.6% to $6.4 million for the quarter ended September 30, 2015 compared with $4.4 million for the quarter ended September 30, 2014.

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Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended September 30, 2015 was 33.9% compared to 13.6% for the quarter ended September 30, 2014. The net loss ratio for the quarter ended September 30, 2015 was 51.9% compared to 21.3% for the quarter ended September 30, 2014. Both these loss ratios increased primarily due to fire and weather related events which were reported during the third quarter of 2015. Additionally, we experienced continued development on the wind and hail events which occurred during the second quarter 2015.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the third quarter of 2015 was $1.7 million, a $0.5 million increase over $1.1 in the third quarter of 2014. This increase was generally consistent with the increase in gross premiums earned for the quarter as shown by computing deferred acquisition cost amortization as a percentage of gross premiums earned, which was 17.1% for the third quarter of 2015, compared to 15.9% for the third quarter of 2014.

General and Administrative Expenses

General and administrative expenses for the third quarter of 2015 were $1.6 million, a 13.6% increase over the $1.4 million in the third quarter of 2014. General and administrative expenses as a percentage of gross premiums earned declined to 16.6% for the third quarter of 2015 compared to 20.5% for the prior year period.

Operating Income (Loss)

Operating income (loss), which is a non-GAAP metric, is used as a management tool to measure operating performance. In the third quarter 2015, operating income was $0.1 million compared to operating income of $1.1 million for the third quarter of 2014. This non-GAAP metric should not be considered as an alternative to net income. See “Definitions of Non-U.S GAAP Financial Measures” Section.

Net Income available to common shareholders

In the third quarter of 2015, the Company reported a net loss of $0.1 million, compared to net income of $0.6 million in the prior year period. The Company reported a net loss of $0.02 per diluted share during the third quarter of 2015, based on 6.3 million weighted average shares outstanding, compared to net income of $0.10 per diluted share during the prior year period, based on 6.4 million shares outstanding.

2015 Nine Months Financial Review

Premiums

Gross premiums written increased 38.9% to $32.0 million for the nine months ended September 30, 2015 compared with $23.0 million for the nine months ended September 30, 2014. Gross premiums earned increased 51.6% to $27.5 million for the nine months ended September 30, 2015 compared with $18.1 million for the nine months ended September 30, 2014. The increase for the nine month period was largely due to a higher number of policies-in-force from the Company’s homeowners and manufactured home products placed by the Company’s independent agent network. Net premiums earned increased 40.6% to $18.7 million for the nine months ended September 30, 2015 compared with $13.3 million for the nine months ended September 30, 2014.

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Losses and Loss Adjustment Expenses

The gross loss ratio for the nine months ended September 30, 2015 was 25.4% compared to 13.8% for the nine months ended September 30, 2014. The net loss ratio for the nine months ended September 30, 2015 was 37.3% compared to 18.8% for the nine months ended September 30, 2014. Both these loss ratios increased due to the frequency and severity of wind and hail events occurring during the second quarter in the State of Louisiana. Incurred losses and loss adjustment expenses on these events which occurred during the last week of April 2015 breached our internally defined limit of $1.5 million for the nine month period, thus we have categorized this event as a catastrophe for reporting purposes. Our reinsurance program in place during the period covered by these events had a retention of $3.0 million per event, therefore the Company is not entitled to a reinsurance recovery.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the nine months ended September 30, 2015 were $4.8 million, an increase of $1.7 million over $3.1 million for the prior year period. Deferred policy acquisition cost amortization as a percentage of gross premiums earned, was 17.4% for the nine months ended September 30, 2015, compared to 16.8% for the prior year.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2015 were $5.4 million, compared to $3.6 million for the prior year. General and administrative expenses as a percentage of gross premiums earned were 19.7% for the both the nine months ended September 30, 2015 and 2014.

Operating Income (Loss)

For the nine months ended September 30, 2015, operating income was $2.4 million compared to $4.4 million for the nine months ended September 30, 2014. See “Definitions of Non-U.S GAAP Financial Measures” Section.

Net Income available to common shareholders

During the nine months ended September 30, 2015, the Company reported a net loss of $2.3 million, compared to net income of $2.5 million in the prior year period. The Company reported a net loss per diluted share for the period of $0.36 based on weighted average shares outstanding of 6.4 million, compared to net income per diluted share of $0.63 based on weighted average shares outstanding of 3.9 million.

Excluding the impact of the termination of the MSA as well as charges associated with the accretion of the discount on the Series B Preferred Shares issued pursuant to the termination of the MSA, net income would have been $1.7 million, or $0.27 per common share on a diluted basis, calculated as follows:

(unaudited)	Nine months ended September 30, 2015
	Amount (thousands)	Per fully diluted share(1)
Net loss attributable to common shareholders	$(2,252)	$(0.36)
Plus: loss on termination of MSA, net of tax	3,795	0.61
Plus: accretion of discount on Series B shares, net of tax	136	0.02
Net income excluding the impact of the termination of MSA	$1,679	$0.27

(1) Based on 6.325 million weighted average common shares outstanding

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Balance Sheet / Investment Portfolio Highlights

At September 30, 2015, the Company held cash, cash equivalents and investments with a carrying value of $69.7 million. As of September 30, 2015, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments comprised 99% of the investment portfolio.

Conference Call Details

Date: Friday, November 13, 2015

Time: 10:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (877) 407-0619

International callers: (412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q3-2015. Audio and a transcript of the call will be archived on the Company’s website.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

We assess our results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. We believe these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. Our non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how we define our non-U.S. GAAP financial measures.

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Operating Income (Loss)

We define operating income (loss) as the amount of profit (loss) realized from our operations after deducting all operating expenses except those associated with the termination of our management services agreement with 1347 Advisors LLC. The table below reconciles U.S. GAAP net income to operating income

(in thousands, unaudited)	Three Months ended September 30,		Nine Months ended September 30,
	2015	2014	2015	2014

U.S. GAAP Net income (loss)	$(103)	$632	$(2,252)	$2,951
Plus: Income tax (benefit) expense	82	420	(947)	1,462
Plus: Loss on Termination of MSA	—	—	5,421	—
Plus: Accretion of discount on Series B Preferred Shares	85	—	194	—
Operating Income (Loss)	$64	$1,052	$2,416	$4,413

Underwriting Ratios

The Company analyzes performance based on underwriting ratios such as loss ratio, expense ratio and combined ratio. The ceded reinsurance ratio is derived by dividing the amount of ceded earned premium net of ceded losses and ceded loss adjustment expenses by gross earned premiums. The gross loss ratio is derived by dividing the amount of gross losses and gross loss adjustment expenses by gross premiums earned. The gross expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by gross premiums earned. The net loss ratio is derived by dividing the amount of net losses and loss adjustment expenses by net premiums earned. The net expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by net premiums earned. All items included in the net loss and expense ratios are presented in the Company’s Form 10-Q for the quarter ended September 30, 2015. The gross combined ratio is the sum of the ceded reinsurance ratio, the gross loss ratio and the gross expense ratio. The net combined ratio is the sum of the net loss ratio and the net expense ratio. The gross and net combined ratios reported exclude the loss and amortization charges related to the termination of the MSA in the amount of $0.1 and $5.6 million for the three and nine months ended September 30, 2015 respectively. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking

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statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, can be found at the U.S. Securities and Exchange Commission's website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Terry Downs
Chief Executive Officer		Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9615 / tdowns@equityny.com

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1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except per share data) (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue:
Net premiums earned	$6,401	$4,427	$18,670	$13,281
Net investment income	45	48	202	76
Other income	243	61	702	181
Total revenue	6,689	4,536	19,574	13,538

Expenses:
Net losses and loss adjustment expenses	3,325	944	6,971	2,503
Amortization of deferred policy acquisition costs	1,676	1,111	4,773	3,054
General and administrative expenses	1,624	1,429	5,414	3,568
Loss on termination of Management Services Agreement	—	—	5,421	—
Accretion of discount on Series B Preferred Shares	85	—	194	—
Total expenses	6,710	3,484	22,773	9,125

(Loss) Income before income tax (benefit) expense	(21)	1,052	(3,199)	4,413
Income tax (benefit) expense	82	420	(947)	1,462
Net (loss) income	(103)	632	(2,252)	2,951
Less: beneficial conversion feature on convertible preferred shares	—	—	—	500
Net (loss) income attributable to common shareholders	$(103)	$632	$(2,252)	$2,451

(Loss) Earnings per share – net (loss) income attributable to common shareholders:
Basic	$(0.02)	$0.10	$(0.36)	$0.64
Diluted	$(0.02)	$0.10	$(0.36)	$0.63
Weighted average common shares outstanding (in ‘000s)
Basic	6,261	6,358	6,325	3,832
Diluted	6,261	6,433	6,325	3,888

Consolidated Statements of Comprehensive (Loss) Income

Net (loss) income	$(103)	$632	$(2,252)	$2,951
Unrealized gains (losses) on fixed income securities, net of tax	66	(21)	60	(11)
Comprehensive (loss) income	$(37)	$611	$(2,192)	$2,940

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1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES Consolidated Balance Sheets (in thousands)
	September 30, 2015 (unaudited)	December 31, 2014
Assets
Investments:
Fixed income securities, at fair value (amortized cost of $18,078 and $10,515, respectively)	$18,168	$10,514
Short-term investments, at cost which approximates fair value	820	2,198
Other investments, at cost	248	—
Total investments	19,236	12,712
Cash and cash equivalents	50,462	53,639
Deferred policy acquisition costs, net	3,768	3,091
Premiums receivable, net of allowance for doubtful accounts of $3 for both periods	2,187	2,086
Ceded unearned premiums	2,580	1,561
Reinsurance recoverable	456	363
Current income taxes recoverable	1,103	—
Net deferred income taxes	543	263
Property and equipment, net	212	237
Goodwill	211	—
Intangible assets, net of accumulated amortization of $9 and $0, respectively	43	—
Other assets	500	282
Total Assets	$81,301	$74,234

Liabilities and Shareholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$2,044	$1,211
Unearned premium reserves	22,201	17,703
Ceded reinsurance premiums payable	3,404	2,559
Agent commissions payable	470	323
Premiums collected in advance	1,318	560
Due to related party	—	145
Current income taxes payable	—	262
Accrued expenses and other liabilities	1,830	1,557
Series B Preferred Shares, $25.00 par value, 1,000 shares authorized, 120 and zero shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	2,505	—
Total Liabilities	$33,772	$24,320

Shareholders’ Equity:
Common stock, $0.001 par value; 10,000 shares authorized; 6,358 issued and outstanding at September 30, 2015 and December 31, 2014	$6	$6
Additional paid-in capital	48,673	47,631
Retained earnings	26	2,278
Accumulated other comprehensive income (loss)	59	(1)
	48,764	49,914
Less: treasury stock at cost, 158 and zero shares as of September 30, 2015 and December 31, 2014, respectively	(1,235)	—
Total Shareholders’ Equity	47,529	49,914
Total Liabilities and Shareholders’ Equity	$81,301	$74,234